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                                                                    EXHIBIT 45

                [AMERICAN BANKERS INSURANCE GROUP LETTERHEAD]

NEWS RELEASE
FOR IMMEDIATE RELEASE

                       AMERICAN BANKERS INSURANCE GROUP

MIAMI, FL, APRIL 16, 1998 ... AMERICAN BANKERS INSURANCE GROUP, INC. (NYSE:ABI) announced today it is monitoring the situation related to yesterday's news release by Cendant Corporation concerning the restatement of Cendant's earnings. Cendant has assured American Bankers that as additional facts are developed, American Bankers will be kept fully informed. Executive management from American Bankers continues to support the current transaction.

American Bankers Insurance Group Inc. concentrates on marketing affordable, specialty insurance products and services through financial institutions, retailers and other entities offering consumer financing as a regular part of their business. ABI, through its insurance subsidiaries, operates in the United States, Canada, Latin America, the Caribbean and the United Kingdom.

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